Exhibit 10.2

EMPLOYMENT AGREEMENT
This Employment Agreement, dated as of October 1, 2012 (the “Agreement”) and amended September 1, 2013, is made between Kindred Biosciences, Inc. (the “Company”), and Richard Chin (“Executive”).
1.    Employment.
(a)    Title and Duties. The Company will employ Executive, and Executive will be employed by the Company, as President and Chief Executive Officer (“CEO”), reporting to the Board of Directors of the Company (the “Board”). Executive will have the responsibilities, duties and authority commensurate with said position.
(b)    Devotion to Duties. For so long as Executive is employed hereunder, Executive will faithfully execute the responsibilities of the CEO position. Nothing contained in this Section 1(b) will be deemed to prevent or limit Executive’s right to manage Executive’s personal investments, or to Executive’s right to provide consultations on Executive’s own personal time provided that such service does not create any direct conflicts with Executive’s responsibilities to the Company. Executive may serve as a director and/or volunteer for other corporations or for academic institutions provided that such service does not create any direct conflicts with Executive’s responsibilities to the Company.
(c)    Board Membership. For as long as the Executive is the CEO, he will serve on the Board of Directors of the Company.
2.    Term of Employment.
(a)    Term. The Executive’s employment by the Company under this Agreement shall commence on October 1, 2012 (the “Commencement Date”). The Executive is employed on an at-will basis and, subject to the provisions of Section 4, either the Executive or the Company may terminate the employment relationship at any time for any reason. The duration of Executive’s employment is hereafter referred to as the “Term.”
(b)    Termination. Notwithstanding anything else contained in this Agreement, Executive’s employment hereunder will terminate upon the earliest to occur of the following:
(i)    Death. Immediately upon Executive’s death;
(ii)    Termination by the Company.
(A)    If because of Disability (as defined below), then upon written notice by the Company to Executive that Executive’s employment is being terminated as a result of Executive’s Disability, which termination shall be effective on the date of such notice;

(B)    If for Cause, then upon written notice to Executive by the Company to Executive that states that Executive’s employment is being terminated for Cause (as defined below) and sets forth the specific alleged Cause for termination and the factual basis supporting the alleged Cause, which termination shall be effective on the date of such notice or such later date as specified in writing by the Board; provided that Executive shall be given a period of sixty (60) days, to reasonably cure such Cause; or
(C)    If without Cause (i.e., for reasons other than Sections 2(b)(ii)(A) or (B)), then upon written notice by the Company to Executive that Executive’s employment is being terminated without Cause, which termination shall be effective on the date of such notice or such later date as specified in writing by the Board; or
(iii)    Termination by Executive.

Exhibit 10.2

(A)    If for Good Reason (as defined below), then upon written notice by Executive to the Company that states that Executive is terminating Executive’s employment for Good Reason (as defined below) and that sets forth the specific alleged Good Reason for termination and the factual basis supporting the alleged Good Reason, which termination shall be effective thirty (30) days after the date of such notice; provided that if the Company has cured the circumstances giving rise to the Good Reason by such date, then such termination shall not be effective; or
(B)    If without Good Reason, then upon written notice by Executive to the Company that Executive is terminating Executive’s employment, which termination shall be effective immediately after the date of such notice..
Notwithstanding anything in this Section 2(b), the Company may at any point terminate Executive’s employment for Cause prior to the effective date of any other termination contemplated hereunder if such Cause exists.
(c)    Definition of “Disability”. For purposes of this Agreement, “Disability” shall mean Executive’s inability to further perform Executive’s duties and responsibilities as contemplated herein because Executive’s physical or mental health has become so impaired as to make such performance impossible or impractical, which inability continues for one hundred twenty (120) days or more within any twelve (12) month period (either consecutively or cumulatively). Determination of Executive’s physical or mental health will be determined by a medical expert appointed by mutual agreement between the Company and Executive.
(d)    Definition of “Cause”. For purposes of this Agreement, “Cause” shall mean that either Executive has (i) been grossly negligent in the performance of Executive’s duties to the Company; (ii) been convicted of, or pleaded guilty or nolo contendre, to a felony; (iii) committed a criminal act relating to the Executive’s employment or the Company involving, in the good faith judgment of the Board, fraud, or theft, but excluding any conviction which results solely from Executive’s title or position with the Company and is not based on his personal conduct; (vi) breached any material provision of this Agreement or of any nondisclosure or non-competition agreement (including the Confidentiality, Non-Competition and Intellectual Property Agreement attached here as Exhibit B), between Executive and the Company, as all of the foregoing may be amended prospectively from time to time; or (vii) intentionally breached a material provision of any code of conduct or ethics policy in effect at the Company, as all of the foregoing may be amended prospectively from time to time.
(e)    Definition of “Good Reason”. For the purposes of this Agreement, “Good Reason” shall mean: (i) without the Executive’s express written consent, any material reduction in Executive’s title, status or responsibilities, or (ii) without the Executive’s express written consent, a material reduction by the Company in the Executive’s total compensation as in effect on the date hereof or as the same may be increased from time to time.

(f)    Definition of “Change in Control”. “Change in Control” of Kindred Biosciences, Inc. as used in this Agreement shall mean the following, but only to the extent it is interpreted in a manner consistent with the meaning of “a change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation” under Section 409A of Internal Revenue Code of 1986, as amended (“Code Section 409A”), and any successor statute, regulation and guidance thereto, and limited to the extent necessary so that it will not cause adverse tax consequences with respect to Code Section 409A: (i) a merger or consolidation of the Company whether or not approved by the Board of Directors, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; or (ii) the

Exhibit 10.2

stockholders of the Company approve an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

3.    Compensation.

(a)    Base Salary. While Executive is employed hereunder, the Company will pay Executive a base salary at the gross annualized rate of $250,000.00 (the “Base Salary”), paid in accordance with the Company’s usual payroll practices, increasing to $300,000 as of September 1, 2013. The Base Salary will increase by 10% automatically upon Financing Event (defined below) with proceeds of at least $20,000,000 (cumulative). The Base Salary will be subject to review annually and may be adjusted upwards in the discretion of the Board. The Company will deduct from each such installment any amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which Executive participates.
(b)    Annual Bonus. Executive may be eligible to earn an Annual Bonus relating to each fiscal year, based on the achievement of individual and Company written goals established on an annual basis by the Board within thirty (30) days of the beginning of the fiscal year. If the Executive meets the applicable goals, then the Executive shall be entitled to a target bonus for that year equal to 50% of his then-current Base Salary. The Board may in its discretion award the Executive a more generous bonus.

(c)    Equity Compensation.
(i)    Upon first closing of the Financing Event of at least $500,000 (cumulative), the Company will grant to Executive options of the Company’s common stock equivalent in number to 10% of the outstanding shares which options will vest in annual increments over the four (4) year period following the date of grant, with vesting to begin on the one (1) year anniversary of the Commencement Date, with 25% of the total number of shares vesting and 1/48th of the total number of shares vesting monthly thereafter until fully vested.
(ii)     On an annual basis, the Company will grant to the Executive options of the Company’s common stock in the following amount: 1) if the annual salary at the time of grant is less than $300,000 then equivalent in number to 2.5% of the outstanding shares, 2) if the annual salary at the time of grant is less than $400,000 but equal to or greater than $300,000 then equivalent in number to 1.75% of the outstanding shares, and 3) if the annual salary at the time of grant is equal to or greater than $400,000 then equivalent in number to 1% of the outstanding shares. The options will vest in annual increments over the four (4) year period following the date of grant, with vesting to begin on the one (1) year anniversary of the grant date, with 25% of the total number of shares vesting and 1/48th of the total number of shares vesting monthly thereafter until fully vested.
(d)    Fringe Benefits. In addition to any benefits provided by this Agreement, Executive shall be entitled to participate in all benefits maintained by the Company from time to time. Executive understands that, except when prohibited by applicable law, the Company's benefit plans and fringe benefits may be amended, enlarged, diminished or terminated prospectively by the Company from time to time.

(e)    Vacation. Executive will be entitled to accrue up to twenty vacation days per year that Executive remains employed by the Company. Executive’s vacation may be carried over from one calendar year to the next in accordance with Company policy.

(f)    Reimbursement of Expenses. The Company will promptly reimburse Executive for all ordinary and reasonable out-of-pocket business expenses that are incurred by Executive in furtherance of the Company’s business.

Exhibit 10.2

(g)     Definition of “Financing Event.” For purposes of this Agreement, “Financing Event” shall mean equity financing by the Company, in which the equity is purchased by investors. Cumulative amount of proceeds shall mean the total amount of equity purchased by investors since the founding of the company.
4.    Severance Compensation.
(a)    Definition of Accrued Obligations. For purposes of this Agreement, “Accrued Obligations” means (i) the portion of Executive’s Base Salary that has accrued prior to any termination of Executive’s employment with the Company and has not yet been paid; (ii) to the extent required by law and the Company’s policy, an amount equal to the value of Executive’s accrued unused vacation days; and (iii) the amount of any expenses properly incurred by Executive on behalf of the Company prior to any such termination and not yet reimbursed. Executive's entitlement to any other compensation or benefit under any plan or policy of the Company, including but not limited to applicable option plans, shall be governed by and determined in accordance with the terms of such plans or policies, except as otherwise specified in this Agreement.
(b)    Termination for Cause, or By the Executive Without Good Reason. If Executive’s employment hereunder is terminated either by the Company for Cause, or by Executive without Good Reason, the Company will pay the Accrued Obligations to Executive within 7 days following the effective date of such termination and shall have no further obligations to Executive.
(c)    Termination By the Company Without Cause, By Executive With Good Reason, or as a Result of Executive’s Disability or Death. If Executive’s employment hereunder is terminated by the Company without Cause, by Executive with Good Reason, or if Executive’s employment terminates as a result of the Executive’s disability or death, then:
(i)    The Company will pay the Accrued Obligations to Executive or his heirs promptly following the effective date of such termination;
(ii)    The Company will pay Executive or his heirs a total amount equal to twenty-four (24) months of Executive’s then current Base Salary, less applicable taxes and deductions; such payment to be made within 7 days of termination.
(iii)    The Company will continue to provide medical insurance coverage for Executive and Executive’s family at no cost to Executive for eighteen (18) months; provided, that the Company shall have no obligation to provide such coverage if Executive fails to elect COBRA benefits in a timely fashion or if Executive becomes eligible for medical coverage with another employer; and
(iv)    Any options or restricted stock previously awarded to Executive shall vest and be immediately exercisable by the Executive or his heirs.
(d)    Termination Following A Change In Control. If Executive’s employment is terminated within the twelve (12) month period following a Change in Control by the Company, then the Executive shall be entitled to receive the payments and benefits set forth in Section 4(c)(i), (ii), (iii), and (iv) above.
(e)    Release of Claims/Board Resignation. The Company shall not be obligated to provide Executive any of the benefits or equity acceleration set forth in Section 4(c)(iv) until Executive has (i) executed a separation agreement in a form mutually acceptable to the Company and the Executive, which shall include a releases of claims between the Company and the Executive, including provisions regarding mutual non-disparagement and confidentiality; and (ii) resigned from the Board, if so requested by the Company.
(f)    No Other Payments or Benefits Owing. The payments and benefits set forth in this Section 4 shall be the sole amounts owing to Executive as separation pay upon termination of Executive’s employment. Executive shall not be eligible for any other payments, including but not limited to additional Base Salary payments, bonuses, commissions, or other forms of compensation or benefits, except as may otherwise be set

Exhibit 10.2

forth in this Agreement or other Company plan documents with respect to plans in which Executive is a participant.
(g)    Notwithstanding any other provision with respect to the timing of payments under Section 4, if, at the time of Executive’s termination, Executive is deemed to be a “specified employee” (within the meaning of Code Section 409A, and any successor statute, regulation and guidance thereto) of the Company, then limited only to the extent necessary to comply with the requirements of Code Section 409A, any payments to which Executive may become entitled under Section 4 which are subject to Code Section 409A (and not otherwise exempt from its application) will be withheld until the first (1st) business day of the seventh (7th) month following the termination of Executive’s employment, at which time Executive shall be paid an aggregate amount equal to the accumulated, but unpaid, payments otherwise due to Executive under the terms of Section 4.

5.    Confidentiality and Competition. Executive agrees to the Confidentiality and Intellectual Property Agreement attached hereto as Exhibit B.

6.    Property and Records. Upon termination of Executive’s employment, Executive will deliver to the Company any property of the Company which may be in Executive’s possession.
7.    General.
(a)    Notices. Except as otherwise specifically provided herein, any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notices to Executive shall be sent to the last known address in the Company's records or such other address as Executive may specify in writing. Notices to the Company shall be sent to the Company's Chairman or to such other Company representative as the Company may specify in writing.
(b)    Entire Agreement/Modification. This Agreement, together with the Confidentiality, Non-Competition and Intellectual Property Agreement attached hereto and the other agreements specifically referred to herein, embodies the entire agreement and understanding between the parties hereto and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement (or in a subsequent written modification or amendment executed by the parties hereto) will affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.
(c)    Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent will be deemed to be or will constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent will be effective only in the specific instance and for the purpose for which it was given, and will not constitute a continuing waiver or consent.
(d)    Assignment and Binding Effect. The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business or that aspect of the Company’s business in which Executive is principally involved. Executive may not assign Executive’s rights and obligations under this Agreement without the prior written consent of the Company. This Agreement shall be binding upon Executive, Executive’s heirs, executors and administrators and the Company, and its successors and assigns, and shall inure to the benefit of Executive, Executive’s heirs, executors and administrators and the Company, and its successors and assigns.

Exhibit 10.2

(e)    The Company shall indemnify Executive to the fullest extent permitted by law against any expenses, judgments, fines, penalties and amounts paid in settlement in connection with any Company related proceeding in which Executive is involved.
(f)    Governing Law/Jury Waiver. This Agreement and the rights and obligations of the parties hereunder will be construed in accordance with and governed by the law of the state of California, without giving effect to conflict of law principles.
(g)    Severability. The parties intend this Agreement to be enforced as written. However, should any provisions of this Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.
9.    Taxation. The parties intend this Agreement to be in compliance with Code Section 409A. The Executive acknowledges and agrees that the Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including but not limited to consequences related to Code Section 409A. The Company and Executive agree that both will negotiate in good faith and jointly execute an amendment to modify this Agreement to the extent necessary to comply with the requirements of Code Section 409A, or any successor statute, regulation and guidance thereto. The Company shall pay to the Executive, after written notice thereof to the Board, within a reasonable period of time of the Executive’s becoming liable for the payment of any tax, penalty and/or interest incurred by him under Section 409A of the Code in connection with the payment of his severance benefit the amount necessary for the Executive to pay all such amounts incurred by him under Section 409A.

In addition, if any payment to the Executive by the Company, whether or not under this Agreement (“Payment”), becomes subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), the Company shall, as soon as reasonably practicable thereafter after written notice thereof to the Board, make an additional cash payment to the Executive (the “Gross-Up Payment”). The Gross-Up Payment shall equal the amount, needed to place the Executive in substantially the same after-tax economic position that the Executive would have been in had the Excise Tax not applied to the Payments.

10.    Counterparts. This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. For all purposes a signature by fax shall be treated as an original.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

RICHARD CHIN                    Kindred Biosciences, Inc.

_//s// Richard Chin___________________________        By:__//s// Ernest Mario____________________
Signature                    Name:    Ernest Mario
    Title: Director

Exhibit 10.2

Exhibit B

INTELLECTUAL PROPERTY

(1) Executive hereby agrees that all ideas, inventions, improvements, discoveries, products, compounds, apparatus, methods, compositions, formulas, techniques, know-how, designs, specifications, drawings, computer programs or code, derivative works, or processes (collectively, “Inventions”), whether or not patentable or copyrightable, that are discovered, conceived, made, or first reduced to practice by Kindred or by Executive working on behalf of Kindred under this Agreement, either alone or jointly with others, with the exceptions books or manuscripts already in draft form as noted below, shall be and remain the sole and exclusive properties of Kindred.

(2) Executive shall promptly and fully disclose to Kindred any such Inventions.

(3) Executive hereby assigns to Kindred all of its right, title and interest in and to any such Inventions. Executive shall execute any documents necessary to perfect the assignment and will cooperate with Kindred, at the expense of Kindred, in Kindred’s efforts to apply for, obtain and enforce patents, copyrights or other intellectual property rights on such Inventions in any and all countries.

(4) Executive acknowledges that Kindred does not grant it any right, title or license in the Inventions, Confidential Information or any other intellectual property of Kindred under this Agreement.

CONFIDENTIAL INFORMATION

(1)
Executive agrees that all business, technical, creative, financial, or proprietary information, including any and all inventions and business strategy, Executive learns or obtains from Kindred during the term of this Agreement constitutes “Confidential Information.”

(2) Executive shall use the Confidential Information solely for the Consulting Services. Executive may divulge the Confidential Information only to those of its employees who have a direct need to know for the Consulting Services, provided that Executive shall obligate in writing all such employees, both during and after their relationships with Executive, to use and hold in confidence the Confidential Information in a manner that is consistent with the obligations of Executive under this Agreement and shall take all necessary and reasonable actions to assure their compliance. Executive shall assume full responsibility and liability to Kindred for any unauthorized use or disclosure of any Confidential Information by any of such employees of Executive.

(3) Except as expressly provided otherwise in this Agreement, Executive shall hold in strict confidence and not disclose, use, sell, assign, disseminate, lecture upon, publish or divulge any Confidential Information to any person or entity in any manner whatsoever. All Confidential Information shall be the sole property of Kindred, and Kindred shall be the sole owner of all patents, copyrights and other rights in connection therewith.

(4)
Executive shall strictly safeguard all Confidential Information and shall, upon Kindred’ request, destroy or return all written materials, documents and other tangible things that contain or derive from the Confidential Information, including without limitations, any analyses, compilations, summaries, notes, documentations, computer files, computer programs, plans and drawings, as well as any copies, extracts or reproductions in whole or in part and in any medium thereof; provided however, that subject to the terms and conditions of this Agreement, Executive may retain one (1) archival copy of the Confidential Information at a secure location solely for purposes of determining its continuing obligations under this Agreement.

(5) This Agreement imposes no obligation upon Executive with respect to the confidentiality of the Confidential Information that Executive can establish by competent proof:

Exhibit 10.2

(a)	at the time of disclosure is in the public domain; or

(b)	after disclosure, becomes part of the public domain by publication or otherwise, except by breach of this Agreement by Executive; or

(c)	was already known to Executive at the time of disclosure and was not acquired directly or indirectly from Kindred or its affiliates; or

(d)	was developed independently without reference to any Confidential Information obtained hereunder; or

(e)	was disclosed to Executive without any confidentiality restriction by a third party having the bona fide right to make such disclosure; or

(f)
is required to be disclosed under applicable laws or regulations or an order by a court or other regulatory body having competent jurisdiction; provided that in such event, Executive agrees to (i) promptly notify Kindred of such disclosure requirement or order (which shall include a copy of any applicable subpoena or order), (afford Kindred an opportunity to oppose, limit or secure confidential treatment for such required disclosure or order, (iii) take all reasonable steps necessary to assist Kindred, at the expense of Kindred, in protecting the confidentiality of the Confidential Information, and (iv) disclose only that portion of the Confidential Information that Executive is legally required to disclose.

Books and Manuscripts in draft form

•	Textbooks on clinical trials

•	Textbooks on translational medicine

•	Book on medicine, drugs, and biology